Exhibit 99.1

Media Contact: Michael Baehr Director of Communications Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com	Investor Contact: Rochelle Bold Senior VP of Corporate Development & Investor Relations Wireless Facilities, Inc. 858.228.2649 Direct rochelle.bold@wfinet.com

FOR IMMEDIATE RELEASE

WFI NAMES ANDREW LEITCH TO ITS BOARD OF DIRECTORS

Financial Industry Veteran Also Appointed to WFI’s Audit Committee

SAN DIEGO, CA, April 7, 2005- Wireless Facilities, Inc. (WFI) (NASDAQ: WFII), a global leader in the design, deployment, and management of wireless communication networks, technology networks and security systems, announced today that the Company has named Andrew Leitch to its Board of Directors.  Mr. Leitch’s appointment was made by WFI’s Board of Directors on April 4, 2005, and he was also appointed to serve on the Board’s Audit Committee.

Andrew M. Leitch is a financial industry veteran, having served in various senior-level capacities for the accounting firm of Deloitte & Touche.  Mr. Leitch retired in March 2000 from Deloitte where he was a partner since 1978.  From 1983 to 1986 he was the managing partner of the Singapore office, and from 1988 to 1990 he was the managing partner of the Hong Kong office.  In 1985, Mr. Leitch was a founder of Deloitte’s Asia Board of Partners and served as Chairman until 1990.  From 1990 through 2000, Mr. Leitch held various executive positions within Deloitte’s Asia operations, retiring as Vice Chairman, Management Committee, Hong Kong.  Mr. Leitch currently serves on the board of directors and as Audit Committee Chairman of Blackbaud, Inc. and Aldila, Inc., and is also a board member of two private companies within the Kerry Packer Group as well as Citicorp Everbright China Fund Limited.  Mr. Leitch is a Certified Public Accountant.

“We are pleased and fortunate to have a financial industry executive of this caliber join our board of directors,” said Eric DeMarco, President and CEO of WFI.  “Andrew’s financial expertise, global business perspective, and industry insights are critical to WFI as we continue to execute on our business strategy as a leading global player.”

About Wireless Facilities

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)